U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, DC   20549

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DYNASIL CORPORATION OF AMERICA
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DYNASIL CORPORATION OF AMERICA
44 Hunt Street
Watertown, MA  02472
(617) 668-6855
______________________________

PROXY STATEMENT
______________________________

INFORMATION CONCERNING THE PROXY SOLICITATION

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on February 16, 2012:

This Proxy Statement and the Annual Report are available to the Company’s stockholders electronically via the Internet at
http://phx.corporate-ir.net/phoenix.zhtml?c=114137&p=irol-irhome

This Proxy Statement contains information related to the annual meeting of stockholders of Dynasil Corporation of America (“Dynasil” or the “Company”) to be held on Thursday, February 16, 2012, at 10:00 A.M., local time, at the Hilton Naples, 5111 Tamiami Trail North, Naples, FL  34103, and at any adjournment or adjournments thereof.  The mailing date for this proxy statement, along with the proxy form and 10-K annual report, is on or about January 11, 2012.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the Company's annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors and a proposal to approve the amendment of the Company’s Amended and Restated Employee Stock Purchase Plan.  In addition, the Company's management will report on the performance of the Company during fiscal year 2011 and respond to questions from stockholders.

Who is entitled to vote?

Stockholders of record at the close of business on the record date, December 19, 2011, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting.  Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.  If your shares are held in “street name” in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares.  As a beneficial owner, you may direct your broker or other holder of record on how to vote your owned shares by following their instructions.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

Please note that if you hold your shares in "street name" (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement or similar document or record reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the transaction of business at the meeting.  As of the record date, 15,582,893 shares of common stock of the Company were outstanding.  Proxies received but marked as abstentions, votes withheld and broker non-votes will be counted for purposes of determining if a quorum is present at the meeting.

How do I vote?

You may vote your shares held of record either by attending the meeting and voting in person or by proxy.  For vote counting purposes, we encourage you to mail your proxy in advance of the meeting, even if you plan to attend in person.  To vote in person, you must attend the meeting and cast your vote.  You do not need to register in advance to attend the meeting.  If you choose to vote by proxy, you must complete and properly sign the accompanying proxy card and return it to the Company in the enclosed postage prepaid envelope.  If you vote by mail and your proxy card is received in time for voting and not revoked, it will be voted in accordance with your instructions.  If no instructions are indicated, the shares represented by the proxy card will be voted by the proxy holders:

•	FOR the election of the director nominees named herein;
•	FOR the amendment of the Amended and Restated Employee Stock Purchase Plan;
•	in accordance with the judgment of the proxy holders named on the proxy card as to any other matter that is properly brought before the meeting, or any adjournments or postponements thereof.

"Street name" stockholders who wish to vote at the meeting will need to make arrangements with their broker, bank or other nominee in advance of the meeting to vote their shares in person.

Can I change my vote after I return my proxy card?

Yes.  Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date.  The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to approve each item?

Election of directors. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.  Accordingly, a “WITHHOLD AUTHORITY” will have the effect of a negative vote.

Other items. For Amendment of the Amended and Restated Employee Stock Purchase Plan, the affirmative vote of the holders of a majority of the votes cast (represented in person or by proxy) and entitled to vote on the item will be required for approval.  A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the outcome of these matters.

If you hold your shares in "street name" through a broker, bank or other nominee, your broker, bank or nominee will not be permitted to exercise voting discretion with respect to the election of directors.  Thus, if you do not give your broker or nominee specific instructions, your shares will not be voted on either of the proposals and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

STOCK OWNERSHIP

Who are the largest owners of the Company's common stock?

As of December 19, 2011, Dr. Gerald Entine, the founder of the Company’s RMD Research subsidiary and a director of the Company, owned 28.0% of the outstanding shares of the Company’s common stock and Mr. Craig Dunham, a director and former CEO and President of the Company, owned 12.58% of the outstanding shares of the Company’s common stock.  See the table and notes below.

How many shares of stock do the Company's directors and executive officers own?

The following table and notes set forth the beneficial ownership of the common stock of the Company as of December 19, 2011, by each person who was known by the Company to beneficially own more than 5% of the common stock, by each director, nominee for director and named executive officer, and by all directors and executive officers as a group.  Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and dispositive power with respect to their shares of our common stock, except to the extent authority is shared by spouses under applicable law.  Except as otherwise indicated, the address of each beneficial holder is c/o Dynasil Corporation of America, 50 Hunt Street, Watertown, Massachusetts 02472.

Title	Name and Address	No. of Shares and nature of	Percent of
of Class	Of Beneficial Owner	Beneficial Ownership(1)	Class
Common	Gerald Entine (2)	4,363,098	28.00%
Common	Craig Dunham (3)	1,960,715	12.58%
Common	Peter Sulick (4)	1,126,175	7.23%
Common	Harvey Goldberg (5)	445,482	2.86%
Common	Steven Ruggieri (6)	415,000	2.66%
Common	David Kronfeld (7)	83,449	0.54%
Common	Michael Joyner	36,267	0.23%
Common	Richard Johnson (8)	30,713	0.20%
Common	Lawrence Fox	12,396	0.08%
Common	John Millerick	0	0.00%
	All Officers and Directors as a Group (10 persons)	8,473,295	54.38%

(1) The numbers and percentages shown include shares of common stock that the identified person has a right to acquire within 60 days of December 19, 2011.  In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of share of common stock owned by any other stockholders.  The number of shares outstanding on December 19, 2011 was 15,582,893.

(2) Includes shares held in the names of his family and children’s trusts.

(3) Includes 1,000,000 shares of common stock held in the Dunham Family Limited Liability Company of which Mr. Dunham is the sole managing member and over which he has sole dispositive and voting power.

(4) Includes options to purchase 80,000 shares of the Company's common stock at $3.08 per share, options to purchase 138,373 shares of the Company’s common stock at $1.58 per share, options to purchase 41,871 shares of the Company’s common stock at $2.65 per share, and options to purchase 225,000 shares of the Company’s common stock at $4.00 per share.

(5) Includes options to purchase 25,000 shares of the Company’s common stock at $1.50 per share.

(6) Includes 300,000 shares of restricted stock, which will vest incrementally over the period from July 1, 2012 through January 1, 2016.

(7) Includes options to purchase 63,951 shares of the Company’s common stock at $3.58 per share.

(8) Includes options to purchase 20,000 shares of the Company’s common stock at $4.06 per share.

EXECUTIVE OFFICERS

Name	Age	Position
Steven K. Ruggieri	61	CEO and President
Richard Johnson	57	Chief Financial Officer

None of the directors and executive officers listed in this Proxy Statement are related by blood, marriage, or adoption.

Below is a description of the business experience of Mr. Johnson. Mr. Ruggieri’s business experience is described in the section entitled “Election of Directors.”

Richard A. Johnson, 57, joined the Company on November 30, 2009 and became Chief Financial Officer on January 1, 2010.  Most recently, Mr. Johnson served as Chief Financial Officer for Tejas Research and Engineering, an engineering and manufacturing firm in the oil and gas industry, from January through September of 2009.  He served as COO at Mondrian-Hall, Inc., Canada's leading supplier of imaging equipment, supplies and service to the technical, display graphics and photo marketplace, from 2006 to 2007.  From 1989 until 2006, he held numerous financial positions of increasing responsibility, including Treasurer, VP Finance, and CFO at Charrette Corporation, a firm that serviced the printing and design industries.  In those positions, Mr. Johnson helped to increase that company's annual revenues from approximately $40 million to $130 million.  Over the course of his career, Mr. Johnson has been involved in or led more than 20 acquisitions in all aspects of the acquisition process.  He also has significant experience with a wide range of financing activities and structures.  Mr. Johnson has a B.S. and an M.B.A. in Finance

PROPOSAL 1
ELECTION OF DIRECTORS

Eight (8) directors will be elected to hold office subject to the provisions of the Company’s by-laws until the next Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. Dr. Entine, who is a current director, will be completing his term as a director, which expires at the Annual Meeting, and will not be standing for re-election.  The vote of a plurality of the votes cast by stockholders present in person or by proxy, is required to elect members of the Board of Directors.  The following table sets forth the name, age, position with the Company and respective director service dates of each person who has been nominated to be a director of the Company:

		Position(s)
Nominee for Director	Age	With the Company	Director Since

Mr. Craig Dunham	55	Director	2004

Mr. Lawrence Fox	68	Director	2011

Mr. Harvey Goldberg	68	Director	2011

Dr. Michael Joyner	53	Director	2010

Mr. David Kronfeld	64	Director	2010

Mr. John Millerick	63	Director Nominee

Mr. Steven Ruggieri	61	President, CEO and Director	2011

Mr. Peter Sulick	61	Chairman, Chair of the Audit Committee	2008

Each nominee listed above has consented to his nomination and is expected to stand for election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

Business Experience and Qualifications of the Directors and Director Nominees

Craig Dunham, 55, Director, invested in Dynasil and then joined the Company in October 2004 as President, CEO and a director.  In May of 2011, Mr. Dunham retired from his management role at Dynasil and, subsequently, began serving as CEO of Applied Pulsed Power Inc., a pulsed power components and systems company near Ithaca, NY.  Prior to joining Dynasil, he spent about one year partnering with a private equity group to pursue acquisitions of mid-market manufacturing companies.  From 2000 to 2003, he was Vice President/General Manager of the Tubular Division at Kimble Glass Corporation.  From 1979 to 2000, he held progressively increasing leadership responsibilities at Corning Incorporated in manufacturing, engineering, commercial and general management positions.  At Corning, he delivered results in various glass and ceramics businesses including optics and photonics businesses.  Mr. Dunham earned a B.S. in Mechanical Engineering and an M.B.A. from Cornell University.  Mr. Dunham brings to the Board executive leadership, operations and management experience, business acumen, optics/photonics market knowledge and knowledge of the acquisitions process.

Lawrence Fox, 68, Director, has been a member of the Board since February 2011.  Mr. Fox has served as a partner since 1976 and is former managing partner of Drinker Biddle & Reath LLP, where he specializes in securities and general commercial litigation and the counseling of law firms.  Currently, he is a visiting lecturer of law and the Crawford Lecturer at Yale Law School.  From 2007 to 2010 he was a lecturer on law at Harvard Law School.  He was the I. Grant Irey, Jr. adjunct professor at Penn Law School from 2000-2008.  He is the author of a long list of articles that have appeared in regional and national publications, covering a wide variety of subjects with particular emphasis on ethical issues and has written numerous book chapters relating to internal investigations, sanctions, expert witnesses and other topics.  Mr. Fox currently serves as a director for Aberdeen The Chile Fund, Inc., Aberdeen The first Israel Fund, Inc., Aberdeen The Indonesia Fund, Inc., Aberdeen The Latin America Equity Fund, Inc., Credit Suisse High Yield Bond Fund, Inc. and Credit Suisse Asset Management Income Fund, Inc.  He has a B.A. degree from the University of Pennsylvania and a LLB from the University of Pennsylvania Law School.  Mr. Fox brings extensive legal and corporate governance experience to the Board from his legal experience and previous Board positions which significantly expand the Board’s depth of corporate governance experience as we meet the rigorous NASDAQ requirements through his participation in the Governance/Nominating Committee and Audit Committee.

Harvey Goldberg, 68, Director, has been a member of the Board since February, 2011. Mr. Goldberg currently serves on the boards of three private firms, including one non profit organization.  Previously, Mr. Goldberg was the owner of Narricot Industries, a woven fabrics company, from 1978 to 2000.  When he joined the company in 1967, it had $4 million in revenue.  He helped grow it to a $12 million company in 1978, at which time he purchased the company and continued, through commercialization of products, to grow the company to $70 million when he sold it in 2000.  He started his career as a CPA and moved to business roles including Controller, Plant Manager, General Manager and Owner.  He has a BS in Finance/Accounting and an MBA from Temple.  Mr. Goldberg brings skills in business leadership, financial management, commercialization and operational management to the Board and is expected to contribute his expertise as a member of the Compensation and Governance/Nominating committees.

Michael Joyner, M.D., 53, Director, has been a member of the Board since February 3, 2010.  Dr. Joyner is a consultant in the Department of Anesthesiology at the Mayo Clinic in Rochester, MN, where has worked since the summer of 1987.  From 1987-93 he was a resident and research fellow.  In 1993, he was appointed Assistant Professor with promotion to Associate Professor in 1996 and Full Professor in 1999.  Dr. Joyner is recognized with the distinction of the the Frank R. and Shari Caywood named Professorship (2009) and in 2010 he was named a Distinguished Investigator of the Mayo Clinic.  From 2006-2010 he was Deputy Director for Research and Vice Dean at Mayo. He received his undergraduate (1981) and medical degrees (1987) from the University of Arizona and his research lab has been funded continuously by the NIH since the early 1990s.  He holds important editorial positions for key journals, served as an NIH, NASA and DOD grant reviewer study, and he has received numerous national and international awards for his work on muscle blood flow and human physiology including a Fulbright Fellowship in 2011.  A number of Dr. Joyner's former fellows now direct independent research programs in the United States, Canada, Europe and Japan. Dr. Joyner brings expertise on medical products and the operations of some of our medical customers, as well as leadership experience at the Mayo Clinic to serve on the Compensation and Nominating/Governance committees.

David Kronfeld, 64, Director, has been a member of the board since February 3, 2010.  Mr. Kronfeld founded JK&B Capital (JK&B) in 1996, a venture capital firm focused in the software, information technology and communications markets with over $1.1 billion of cumulative capital under management, where he continues to work.  Mr. Kronfeld is an experienced venture capital investor and telecommunications industry executive with over 30 years of experience.  Prior to forming JK&B, Mr. Kronfeld was a General Partner at Boston Capital Ventures (BCV) where he focused on making venture capital investments in telecommunications and software companies.  Before joining BCV, Mr. Kronfeld was Vice President of Acquisitions and Venture Investments with Ameritech where he was responsible for directing venture capital investments in a broad array of telecommunications-related companies and all of Ameritech's mergers and acquisitions activities.  In addition, Mr. Kronfeld was a Senior Manager at Booz Allen & Hamilton and a Systems Analyst at Electronic Data Systems (E.D.S.). He has served on four public company boards, thirty private company boards, and currently sits on the board of directors of NeuLion, Inc.  Mr. Kronfeld earned a Bachelor of Science in Electrical Engineering with high honors and a Master of Science in Computer Science from Stevens Institute of Technology, and a Master of Business Administration from The Wharton School of Business.   Mr. Kronfeld brings extensive venture capital experience in evaluating opportunities and managing portfolio businesses as well as multiple Board experiences which enable him to contribute to the Company’s Board Committees.

John Millerick, 63, nominee for Director, served as Senior Vice President, Chief Financial Officer, and Treasurer of Analogic, a designer and manufacturer of advanced health and security systems and subsystems, from 2000 until 2009. Mr. Millerick was previously Senior Vice President and Chief Financial Officer of CalComp Technology Inc., a manufacturer of computer technology and peripherals, from 1996 to 1999. Before joining CalComp Technology, Inc., Mr. Millerick was Vice President-Finance of the Personal Computer Unit of Digital Equipment Corporation, a computer manufacturer, from1994 to 1995. Before joining Digital Equipment Corporation, Mr. Millerick served in several management positions at Wang Laboratories, leaving as Vice President-Corporate Controller and Acting Chief Financial Officer. He began his career at Arthur Andersen & Co, in Boston following graduate school.  He is a certified public accountant who earned his MBA from the Tuck School of Business Administration at Dartmouth College and a B.A. in Mathematics from Holy Cross.  Mr. Millerick brings extensive financial and corporate governance experience to the Board from his corporate experience and training which will significantly expand the Board’s depth of financial expertise.

Steven Ruggieri, 61, Chief Executive Officer, President and Director, joined the Company in May of 2011 as President and was promoted to CEO and elected to the Board of Directors on November 22, 2011.  Through June of 2010, Mr. Ruggieri was employed for more than 32 years at Foster Miller and successor company, Qinetiq Group North America, an advanced technology company in both government and commercial markets, in positions of increasing importance, including Sr. Vice President, Executive Vice President and COO.  He led business operations for Qinetiq North America’s Technology Solutions Group for parent Qinetiq Group PLC, a $2.5 billion public UK company.  He has a successful history of growing technology based R&D and product businesses for government and commercial markets.  Since 2010, he has served as an Executive Consultant to the Gordon Engineering Leadership Program at Northeastern University in Boston, Massachusetts. Mr. Ruggieri has a Bachelor’s of Science Degree in Mechanical Engineering from Northeastern University. Mr. Ruggieri brings to the Board executive leadership and operations and management experience, as well as extensive knowledge in government contract research, technology commercialization, product development and acquisitions process.

Peter Sulick, 61, Chairman, Audit Committee Chairman and the Audit Committee Financial Expert, joined the Board in June of 2008.  Mr. Sulick is currently President and CEO of AmeriSite, LLC, a family-owned real estate development and investment company, which he founded in 1998.  Mr. Sulick is the Chairman, CEO of Prism Microwave, Inc. which provides RF conditioning products for the mobile wireless infrastructure industry.  Prism was founded in 2008, Mr. Sulick became Chairman of the Board in June, 2009 and CEO in February 2011.  Mr. Sulick's business background includes the founding of Independence Broadcasting Corporation, PowerFone Inc., SSPCS Corp. and AmeriSite, LLC.  From 1985 until 2002, Mr. Sulick founded and led telecommunications companies that were later acquired by Nextel and T-Mobile.  In the early part of his career, Mr. Sulick was a principal financial officer for Cablevision Systems and has also held several senior-level financial positions at the Communications Operations Group of ITT.  He began his career in the audit department at Arthur Andersen & Co, in New York City following graduate school.  He is a certified public accountant who earned his MBA in finance from the University of Massachusetts and a B.S. in Business Administration from The Citadel.  Mr. Sulick brings to the Board entrepreneurial skills, executive leadership and business acumen to serve as Chairman, as well as the extensive financial skills to serve as Audit Committee Financial Expert and Audit Committee Chair.

Dr. Gerald Entine, 68, retired from his position as RMD Research President in November of 2011, which he held since July 2008. Prior to July 2008, he served as CEO of RMD, Inc. since 1974 and as President of RMD Instruments, LLC since 1998. Dr. Entine is a founder and former majority stockholder of RMD, Inc and RMD Instruments, LLC.  He was elected to the Dynasil Board of Directors on June 24, 2009.  He has more than 40 years of experience in both applied and basic scientific research in optics, nuclear sensors and instrumentation and related physics or biophysics-based technologies.  Dr. Entine received his B.Sc. in Physics/Biophysics and M.A. in Physics from the University of Pennsylvania.  He received his Ph.D. in physics from the University of California at Berkeley under the direction of two Nobel Laureates: Dr. Melvin Calvin and Dr. Owen Chamberlain.  Dr. Entine then joined Tyco Laboratories, a high technology research center in Boston, and conducted studies in semiconductor sensors until 1974, when he founded RMD with technology that RMD acquired from Tyco.  During his time on the Board, which ends with the Annual Meeting, Dr. Entine provided exceptional knowledge of government funded research, as well as extensive scientific and technology knowledge in optics, nuclear sensors and instruments.   He will not be standing for re-election.

How are directors compensated?

Directors’ Compensation.

During Fiscal Year 2010, the Board engaged a Compensation Consultant to review the Company’s policy on Independent Director Compensation.  Effective June 30, 2010 the Board approved the following Independent Director Compensation Program.
•
The aggregate cost of independent director compensation (including the additional retainers described below) was determined by targeting a specified ratio of aggregate director cost to the Company’s total stockholder equity based on a review of this ratio for a select peer group of companies with similar size, product mix and growth prospects.

•
To align the interests of the Directors with those of the stockholders, a minimum of 50% of the total compensation for each Director must be in the form of equity, with the remaining 50% to be paid in cash or equity at the election of the Director.

•	No director level benefits and/or special retirement programs are provided to Directors.
•	The Company reimburses the normal and reasonable expenses incurred by Directors in the fulfillment of their Board responsibilities.
•
The Chairman and Audit Committee Chairman are paid additional annual retainers of $20,000 and $10,000, respectively, in recognition of the added responsibility associated with these positions (with no additional retainers paid for chairing other committees).

•	There are no initial sign-on bonuses or additional Board fees paid.

Upon the recommendation of the Compensation Consultant, the Compensation Committee and the full Board approved the aggregate independent director cost, based on the peer company data defined above, of $383,269 per year.  After deduction of the $30,000 of retainers for the Chairman and Audit Committee Chairman, the remaining $353,269 of total director cost was evenly divided by the current number of independent directors, which was five, and the Board agreed to set the standard compensation for independent directors at $70,654 per year.  This new rate was put into effect on July 1, 2010 to cover the eight months remaining through the next election of directors in February.  For the 12 month period beginning at the annual Stockholders’ Meeting on February 1, 2011, six independent directors were elected to the Board, thus the standard compensation for the independent directors for the year was set at $58,878.

In December of 2010, in response to Mr. Dunham’s announcement of his intention to retire from his position as CEO and President of the Company, Mr. Sulick was elected to the newly created Office of the Chairman to conduct a search for Mr. Dunham’s replacement.  Due to the significantly increased responsibilities of this role, the Board voted to compensate Mr. Sulick an additional $10,000 per month.  This compensation ended December 31, 2011, following Mr. Ruggieri's appointment as CEO and election to the Company's board.

Directors’ Compensation For Fiscal Year Ending September 30, 2011

	Fees Earned or Paid In
Name	Cash ($)	Stock Awards($)(1)(2)	Option Awards($)(3)(4)	All Other Compensation($)	Total($)

Craig Dunham (5)	2,500	0			2,500

Lawrence Fox (6)		58,881			58,881

Harvey Goldberg (6)	19,625	29,441			49,066

Michael Joyner (6),(7),(8)	17,614	35,948			53,562

David Kronfeld (6),(7),(8)		53,974			53,974

James Saltzman (7),(8),(9)	9,824				9,824

Peter Sulick (6),(7),(8),(10)	144,747	40,736			185,483

Cecil Ursprung (6),(7),(8),(11)	8,994	9,814			18,808

(1) Represents the aggregate grant date fair value of the stock awards received by the director during fiscal 2011 determined in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in footnote 9 to our audited financial statements for the fiscal year ended September 30, 2011 included in our Annual Report on Form 10-K filed with the SEC on December 29, 2011.

(2) As of September 30, 2011, none of the directors held any restricted stock.

(3) Represents the aggregate grant date fair value of the option awards received by the director during fiscal 2011, determined in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in footnote 9 to our audited financial statements for the fiscal year ended September 30, 2011 included in our Annual Report on Form 10-K filed with the SEC on December 29, 2011.

(4) As of September 30, 2011: Mr. Dunham, Mr. Fox, Mr. Goldberg, Dr. Joyner and Mr. Ursprung held no stock options; Mr. Kronfeld held 63,951 stock options, of which all are vested; Mr. Saltzman held 200,000 stock options, all of which are vested; and Mr. Sulick held 660,244 stock options, of which 435,244 are vested.

(5) Beginning in September of 2011, after his employment with the Company ended, Mr. Dunham is considered a Non-Independent, Non-Employee Director.  He is compensated in cash at the rate of $2,500 per meeting.

(6) For the director compensation period of March 2011 through January 2012, all six independent directors were asked to elect whether they wish to receive the equity portion of their director compensation and any equity portion of their discretionary fees in common stock grants or stock options.  All six outside directors elected to receive stock grants, which were issued on March 1, 2011 at the grant date closing market price of $4.75 per share.  In regards to the 50% of their compensation to which Directors may elect cash or equity, Mr. Goldberg, Mr. Sulick, and Mr. Ursprung elected to take this amount entirely in cash.  Dr. Joyner elected to take two-thirds of the amount in cash and the remainder in shares of common stock at the March 1, 2011 grant date closing market price of $4.75 per share.  Mr. Fox and Mr. Kronfeld elected to take the entire amount in stock, at the March 1, 2011 grant date closing market price of $4.75 per share.

(7) For the director compensation period of July 2010 through February 2011, all five independent directors were issued common stock at the July 1, 2010 grant date closing market price of $2.84 per share for the remaining equity portion of their compensation under the new plan.

(8) For the director compensation period of March 2010 through February 2011, all five independent directors were given the choice between stock options and stock grants for their equity portion of director compensation plus the portion of their fees which they elected to receive in stock or stock options rather than cash.  Dr. Joyner and Mr. Kronfeld also received one additional month of compensation at that time for the month of February 2010 and, according to a practice established in 2006, Dr. Joyner and Mr. Kronfeld each received a one-time bonus upon initial election of $36,000 entirely in the form of common stock at the March 31, 2010 grant date closing market price of $2.69 per share.  Dr. Joyner, Mr. Saltzman and Mr. Sulick elected to receive their director fees in stock at the March 31, 2010 grant date closing market price of $2.69 per share.  Mr. Ursprung and Mr. Kronfeld elected to receive their director fees in stock options with an exercise price of $3.58 per share, 33% above the March 31, 2010 grant date closing market price, with a three year term.

(9) Mr. Saltzman retired from the Board effective February 1, 2011.

(10) Mr. Sulick’s role in the Office of the Chairman began on December 1, 2010, for which he was compensated an additional $10,000 in cash each month.

(11) On June 30, 2011, Mr. Ursprung retired from his position as director and returned to the Company 3,616 shares of stock that were granted to him on March 1, 2011 as director fees with the value of $17,176 at the grant date closing market price of $4.75 per share.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that all directors and nominees for director, other than Mr. Dunham, Dr. Entine and Mr. Ruggieri, are independent under the NASDAQ and SEC rules, based on information known to the Company and on the annual questionnaire completed by each director.

Board Leadership Structure

The Company has historically had different persons serving in the offices of Chairman of the Board and Chief Executive Officer (CEO), although it has no formal policy requiring that structure, and it is likely that the Board would elect an independent lead director if the Chairman and CEO were the same person.  The responsibilities of the Chairman or lead director include chairing the Executive Committee, setting the Board's agenda in collaboration with the CEO, providing guidance to the CEO, acting as a regular communication channel between the Board and CEO, presiding over executive sessions of the Board to review the Company's performance and management effectiveness, coordinating the activities of the independent directors, reviewing the activities and effectiveness of the Board committees, and evaluating the need for any changes.  The Board believes that having a separate Chairman or lead director allows the CEO to focus principally on managing the Company, which adds value to the Company’s senior management team and operating business units, enhances Board involvement and communications among the independent directors, and would ensure consistent Board leadership during any CEO transition.

Board’s Role in Risk Oversight

The Company’s business involves many operational and financial risks, which management and the Board seek to mitigate through careful planning and execution. Assessing and managing risk is primarily the responsibility of the Company’s management.  However, the Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board of Directors provides oversight by receiving reports from management in Board meetings and conference calls, as well as through periodic management reports. These include reports on the market environment and strategic situation, customer sales results and forecasts, availability of raw materials and components, product development, liquidity, and overall financial performance and forecasts.  Board members have the opportunity to provide input and direction to management on managing risks on a current basis, either directly or through the Chairman. In order to ensure that longer term risks are also considered in a timely and consistent matter, each year the full Board reviews and approves a budget that is used by management throughout the year.  The Chairman oversees the Company’s business activities, including its management of operational risks, between meetings of the Board.  The Audit Committee has responsibility for overseeing the Company’s internal financial and accounting controls.  As such, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and the steps that management has taken to monitor and control such exposures. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Company believes that Board leadership by an independent chairman enhances the Board’s ability to oversee the Company’s operational and financial risks.

Board Meetings

During the fiscal year ended September 30, 2011, the Board of Directors held a total of eleven meetings. Mr. Sulick, Mr. Fox, Mr. Goldberg, Dr. Joyner, Mr. Ursprung, Dr. Entine and Mr. Dunham attended all meetings.  Mr. Kronfeld was excused from two of the Board meetings.  The Board regularly holds sessions at which only independent directors are present, including a portion of each quarterly meeting.  All Board members are expected to attend the annual meeting of stockholders, subject to special circumstances. All of the Board members attended the annual meeting of stockholders in 2011.

Committees of the Board

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, all the members of which are independent, as defined by Securities and Exchange Commission rules and NASDAQ Global Market listing standards, as applicable. In addition to the meetings described below, the members of each committee communicate regularly amongst themselves and with management on Company matters.  It is anticipated that the Board will adjust committee assignments following the February Annual Meeting.

Each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee operates under a written charter that is available on the Company’s web site: http://phx.corporate-ir.net/phoenix.zhtml?c=114137&p=irol-govhighlights.

Compensation Committee. The Compensation Committee is responsible for negotiating and approving salaries and employment agreements for officers of the Company.  During 2011, the committee consisted of Mr. Ursprung, Mr. Kronfeld and Dr. Joyner until February 1, 2011 when Mr. Goldberg replaced Mr. Ursprung as chairman of the committee.  Current compensation practices are outlined in the Director Compensation and Executive Compensation sections of this proxy statement.  There were five Compensation Committee meetings in fiscal 2011.  Mr. Ursprung, Dr. Joyner and Mr. Goldberg attended all of the meetings held during their tenure on the committee.  Mr. Kronfeld was excused from two meetings.

Generally all executive officer and director compensation programs of the Company are subject to the review and approval of the Compensation Committee, which also reviews and determines the base salary and incentive compensation of the executive officers, as well as grants of equity compensation to all employees.  The Chief Executive Officer provides a compensation recommendation for each executive officer (other than himself), which the Compensation Committee considers in making its decisions.  Compensation decisions are made throughout the year as circumstances warrant.  All compensation actions taken by the Compensation Committee are reported to the full Board of Directors, and certain actions are subject to the approval of the Board, excluding management directors.  The Compensation Committee has used a compensation consultant to provide comparable market data as well as compensation advice in setting executive and director compensation and policies.  The Compensation Committee also reviews and makes recommendations to the Board on director compensation and equity awards.

Audit Committee. Mr. Sulick has served as the Audit Committee Chairman and its Financial Expert since he joined the Board in 2008.  During 2011, the Audit Committee was comprised of Messrs. Sulick, Kronfeld and Ursprung until February 1, 2011, when Mr. Goldberg replaced Mr. Kronfeld on the committee.  Mr. Fox replaced Mr. Ursprung on the committee when Mr. Ursprung retired from the Board on June 30, 2011.  The Audit Committee is responsible for reviewing reports of the Company's financial results, audits, internal controls, and adherence to its Business Conduct Guidelines, compliance with federal procurement and other laws and regulations, and other matters.  The Audit Committee recommends to the Board of Directors the selection of the Company's outside auditors, reviews their procedures for ensuring their independence with respect to the services performed for the Company and approves their compensation. There were six Audit Committee meetings in fiscal 2011 and all committee members attended all meetings, except Mr. Goldberg was excused from two.

The Audit Committee is composed of outside directors who are not officers or employees of the Company.  The Board has determined that these directors are all independent under applicable NASDAQ and SEC rules.

Nominating and Governance Committee: During 2011, the Nominating and Governance Committee was chaired by Mr. Sulick and comprised of Mr. Ursprung and Dr. Joyner until February 1, 2011 when Mr. Fox replaced Mr. Ursprung on the committee, and became chairman.   Nominations for the February 16, 2012 Annual Stockholders Meeting to which this Proxy Statement relates were developed by this committee and approved by the full Board on November 22, 2011.  There were two Nominating and Governance Committee meetings in fiscal 2011 and all committee members attended both meetings.

Director Nominations

Except where the Company is legally required by contract, bylaw or otherwise to provide third parties with the ability to nominate directors, the Nominating and Corporate Governance Committee is responsible for (i) identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and (ii) recommending to the Board the persons to be nominated for election as directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board.  Director nominees are considered for recommendation by the Nominating and Corporate Governance Committee in accordance with these Guidelines, the policies and principles in its charter and the criteria set forth in the Corporate Governance Guidelines, as outlined below.  It is expected that the Nominating and Corporate Governance Committee will have direct input from the Chairman of the Board, the Chief Executive Officer and, if one is appointed, the Lead Director.

Criteria for Nomination as a Director

General Criteria
1.	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.
2.
Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company.

3.	Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.
4.
Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

5.
Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.

6.
Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.  The value of diversity on the Board should be considered.

Application of Criteria to Existing Directors

The renomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.  In addition, the Nominating and Corporate Governance Committee shall consider the existing directors’ performance on the Board and any committee, which shall include consideration of the extent to which the directors undertook continuing director education.

Criteria for Composition of the Board

The backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that shall assist the Board in fulfilling its responsibilities.

The Nominating and Governance Committee’s process for evaluating nominees for director, including nominees recommended by stockholders, is to consider their skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and other relevant criteria as they may contribute to the Company’s success. This evaluation is performed in light of the Committee’s views as to what skill set and other characteristics would most complement those of the current directors, including the diversity (principally, of education and backgrounds), age, skills and experience of the Board as a whole.

In order to recommend a candidate for consideration by the Nominating and Governance Committee, a stockholder must provide the Committee with the candidate's name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director of the Company and information relevant to the considerations described above. Such information should be sent to the Nominating and Governance Committee of Dynasil Corporation of America, 50 Hunt Street, Watertown, MA  02472; Attn: Corporate Secretary. The Nominating and Governance Committee may seek further information from or about the candidate, or the stockholder making the recommendation, including information about all business and other relationships between the candidate and the stockholder.

The new nominee for Director, Mr. Millerick, was recommended for nomination by management, based on a recommendation from a company advisor.

REPORT OF THE AUDIT COMMITTEE OF DYNASIL CORPORATION OF AMERICA

December 22, 2011

To the Board of Directors of Dynasil Corporation of America:

We have reviewed and discussed with management the Company's audited consolidated financial statements as of and for the fiscal year ended September 30, 2011.

We have discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board, and have discussed with the independent accountants the accountants’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

By:	/s/ Peter Sulick
Peter Sulick,
Chairman

By:	/s/ Harvey Goldberg
Harvey Goldberg

By:	/s/ Lawrence Fox
Lawrence Fox

Audit Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(3)(4)	Option Awards ($)(2)(3)	All Other Compensation ($) (5)	Total ($)

Steven Ruggieri	2011	114,583	50,000	1,407,000			1,571,583
President and CEO

Richard Johnson	2011	162,346	22,000				184,346
Chief Financial Officer	2010	124,038	42,405	22,875	21,539	15,000	225,857

Craig Dunham	2011	156,731				77,500	234,231
President and CEO	2010	175,000	107,994				282,994

Gerald Entine	2011	325,000				28,960	353,960
President RMD, Inc.	2010	325,000				19,312	344,312

(1) Represents the aggregate grant date fair value of the restricted stock awards received by the executive officer during the year indicated, determined in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in footnote 9 to our audited financial statements for the fiscal year ended September 30, 2011 included in our Annual Report on Form 10-K filed with the SEC on December 29, 2011.

(2) Represents the aggregate grant date fair value of the option awards received by the executive officer during the year indicated, determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 9 to our audited financial statements for the fiscal year ended September 30, 2011 included in our Annual Report on Form 10-K filed with the SEC on December 29, 2011.

(3) Steven Ruggieri’s stock awards represent the signing/retention bonus of 350,000 shares of restricted stock which was granted to him on May 2, 2011.  The first 25,000 shares vested on his start date.  The remaining shares vest in seven additional increments as follows: 25,000 shares vested on October 1, 2011; 50,000 shares will vest on July 1, 2012; 50,000 shares will vest on January 1, 2013; 25,000 shares will vest on July 1, 2013; 50,000 shares will vest on January 1, 2014; 50,000 shares will vest on January 1, 2015; and 75,000 shares will vest on January 1, 2016.

(4) Richard Johnson’s stock awards represent the signing/retention bonus of 7,500 shares of restricted stock which was granted to him on November 30, 2009.  The first 2,500 shares vested on November 30, 2010, 2,500 shares vested on November 30, 2011 and the remaining 2,500 shares will vest on November 30, 2012.  Mr. Johnson’s signing/retention bonus also included 20,000 options to purchase shares of common stock with an exercise price of $4.06 per share which vested on November 30, 2011 and expire on November 29, 2012.

(5) Craig Dunham’s other compensation for 2011 includes $75,000 for his severance pay, authorized by the Board in consideration of Mr. Dunham’s agreement to continue as CEO until the appointment of his successor, and $2,500 in director compensation for one Board Meeting following his retirement as an officer of the Company.  Richard Johnson’s other compensation for 2010 was moving expense reimbursement.  Dr. Entine’s other compensation was for home office and leased car expenses, as prescribed by his employment agreement.

Executive Compensation Philosophy

The key points of our executive compensation philosophy are outlined below.

•	Moderate Base Pay
–	the salary ranges for base pay are typically set using the median point from national survey data as the midpoint, with a 100% range (+ 50%, - 50% from the midpoint);
–	the Compensation Committee reserves the right to use judgment in setting base pay.
•	Above Average to Outstanding Incentive Pay
–	total cash compensation, including bonus will target the 75th percentile for top quartile Company performance;
•	Target not to have perks;
•	Competitive benefits
–	executive benefits are typically set at the same level as other employees
•	An equity plan for executives, allowing for management participation in ownership, is in development.

In order to ensure that stockholders get a reasonable return on their investment prior to the payment of corporate executive bonuses, the current corporate bonus plan includes a formula approved by Dynasil’s Board, upon recommendation of the Compensation Committee each year to determine the maximum allowable bonus payout. Executive bonus payouts are made following completion of the fiscal year after audited financial results are completed and must be approved by the Board upon recommendation of the Compensation Committee prior to payout.

For fiscal year 2010, the maximum allowable “corporate bonus pool” payout was limited to 12.5% of Dynasil's operating income (before interest and taxes) after subtracting an amount equal to a 12% annual return on Dynasil's stockholders' equity (using the average stockholders’ equity based on quarterly balance sheets). The Operating Margin was $5,023,801 (prior to bonuses) and average stockholders equity was $19,589,000 which calculates to a maximum bonus pool of $334,136.

Fiscal year 2011 was marked by a number of Board and senior management decisions to invest in the future of the Company, resulting in unbudgeted increases in selling, general & administrative (SG&A) costs that resulted in the corporate bonus plan formula equaling zero for the year. The Board of Directors authorized a discretionary corporate bonus pool of $47,000 for Mr. Ruggieri to use to provide bonuses to selected members of the corporate staff.  Mr. Johnson received $22,000 of this bonus pool.

Mr. Steven K. Ruggieri began his employment with Dynasil on May 2, 2011, as per the terms of his Employment Letter and assumed the role of President on May 17, 2011.  Under the Employment Letter, Mr. Ruggieri will earn an annual base salary of $275,000 which is subject to periodic review and adjustment.  For fiscal year 2012, Mr. Ruggieri will be eligible for maximum performance-based cash bonus of $75,000 and then beginning with Dynasil’s fiscal year 2013, Mr. Ruggieri will be eligible for an annual performance-based target cash bonus of 40% of base pay.  On May 2, 2011, Mr. Ruggieri received a cash bonus of $50,000 and was granted a time-vested restricted stock award of 350,000 shares of the Company’s common stock.  The shares in this grant will vest in eight increments, provided that he is employed with the Company continuously through the applicable vesting date. These shares are non-transferrable for two years following the applicable vesting dates.  As per the Employment Letter, the shares of this grant will vest in full if (i) Mr. Ruggieri is terminated without Cause (as defined in the Employment Letter) or resigns for Good Reason (as defined in the Employment Letter) within twelve months following the date of a Change in Control (as defined in the Employment Letter), (ii) Mr. Ruggieri remains employed with Dynasil through the twelve month anniversary of a Change in Control, or (iii) the shares and the rights and obligations pertinent thereto, are not assumed by a successor of Dynasil in connection with a Change in Control. Mr. Ruggeri’s Employment Letter specifies that his employment is at-will employment.  If Mr. Ruggieri is terminated without Cause or terminates his employment with Good Reason, he will be entitled to a severance payment of (i) three months of base salary plus a payment of prorated earned bonus on the regular bonus payment date if the termination occurs within the first 18 months of employment; or (ii) six months of base salary plus a payment of prorated earned bonus on the regular bonus payment date if the severance occurs after 18 months from his date of employment.  It also provides for continuation of group health and dental benefits for the applicable severance period and that he would be required to execute a separation agreement including a general release in order to receive severance benefits. Mr. Ruggeri will also be eligible to participate in the Company’s standard employee benefit programs at the corporate office location, including medical, dental, life and disability insurance and participation in a 401K plan. Mr. Ruggieri is also subject to certain non-solicitation covenants for twelve months following termination of employment and non-competition covenants for six months following termination of employment in accordance with Dynasil’s standard executive arrangements.

Mr. Richard A. Johnson’s Employment Agreement commenced on November 30, 2009 with a twenty-four (24) month term. Mr. Johnson’s compensation package for Fiscal Year 2010 included an annual salary of $150,000, eligibility for a target bonus payout of 33% of base pay per fiscal year based on accomplishment of specific goals and receipt of standard Dynasil benefits and expense reimbursements.  He received certain relocation reimbursements of $15,000 as well as a signing/retention bonus with a total value of $44,414 in the form of both a grant of 7,500 restricted shares of Dynasil stock that will vest in equal amounts every twelve months over a three year period and options to acquire 20,000 shares of Dynasil common stock at an exercise price of 33% above market price as of his hire date.  The stock options have a three year exercise period and will vest two years from date of hire.  On December 1, 2010, Mr. Johnson’s annual salary was increased to $165,000 with a 33% bonus potential. In the terms of the original agreement, in the event of termination by the Company without Cause (as defined in the agreement), or termination by Mr. Johnson for Good Reason (as defined in the agreement), the Company will provide salary continuation to Mr. Johnson of three months at base salary only as well as maintaining the then existing level of the Company's contribution to health care insurance payments for Mr. Johnson for six months (unless Mr. Johnson receives alternative coverage during the period) and will pay a prorated earned bonus on the normal bonus payment date.  On March 4, 2011, the Company expanded the severance period from three months to six months as a retention incentive relating to the 2011 CEO transition.

The employment agreement with Craig T. Dunham, former President and CEO, commenced on October 1, 2004 for an initial three-year period, after which it automatically renewed for one-year terms, unless terminated by either party upon ninety days written notice prior to the end of any term or for cause.  Under the terms of the employment agreement, Mr. Dunham agreed to work for the Company full time and if Dynasil terminated the agreement for any reason other than “cause” (as defined), Mr. Dunham was entitled to receive 30% of his base salary at the time of termination plus continued health care benefits for six months.  For Fiscal Year 2010, Mr. Dunham’s base pay was $175,000 and his bonus was targeted at 60% of base pay with 50% weighting on operating profits and the remainder calculated based on revenue, acquisitions and commercialization results, which resulted in Mr. Dunham’s bonus payout of $107,994.  On November 1, 2010, Mr. Dunham’s salary was increased to $250,000 with a targeted bonus of 60% of base pay based on the Compensation Committee’s evaluation of comparable company data and Company results.  On December 17, 2010, the Company announced Mr. Dunham’s plan to retire as CEO during fiscal year 2011 once his successor was named, while thereafter remaining on the Company’s Board of Directors.   In December of 2010, the Board agreed to provide Mr. Dunham with the severance benefits in his employment agreement in recognition of his willingness to  continue as CEO as long as necessary for the Board to complete an effective transition.  Mr. Dunham left his position as CEO and President on May 16, 2011.

 As part of the Company’s acquisition of RMD, employment agreements were entered into with RMD’s former owners that maintained their compensation at then current levels. Dr. Gerald Entine’s Former Owner Work Continuation Agreement provided for Dr. Entine’s employment as RMD’s President for a period of 18 months starting July 1, 2008, extendible by mutual agreement for an additional 6 months thereafter. Under that agreement, Dr, Entine received a base salary of $325,000 per year, business expense reimbursements (including reimbursement for home office expenses) and customary employee benefits. On November 22, 2011 Dynasil and Dr. Entine entered into a separation agreement pursuant to which Dr. Entine’s employment with Dynasil terminated effective November 30, 2011.  In exchange for severance pay equal to Dr. Entine’s current annual base salary of $325,000 and the continuation of health and dental benefits for one year, Dr. Entine has agreed to certain non-compete and non-solicitation covenants expiring on December 31, 2012 and a standstill agreement expiring on September 30, 2012. For more information regarding Dr. Entine’s separation arrangement, see “Related Party Transactions” below.

Outstanding Equity Awards at Fiscal 2011 Year-End

	Option Awards				Stock Awards
	Number of Securities				Number of	Market Value of
	Underlying Unexercised		Option	Option	Shares or Units of	Shares or Units of
	Options (#)		Exercise	Expiration	Stock That Have	Stock That Have
Name	Exercisable	Unexercisable	Price ($)	Date	Not Vested	Not Vested ($)
Steven Ruggieri	0	0			325,000	861,250

Richard Johnson	0	20,000	3.06	11/28/12	5,000	13,250

Craig Dunham	0	0			0	0

Gerald Entine	0	0			0	0

Option Grants in Last Fiscal Year

During the year ended September 30, 2011, 69,802 stock options were granted at prices ranging from $5.53 to $7.32 per share and with a total value of $113,058.  Of these, 39,802 stock options with prices ranging from $5.53 to $6.65 were granted to employees as compensatory bonuses with a total value of $67,307.  Additionally, 30,000 stock options at prices ranging from $5.65 to $7.32 per share were granted to employees as signing/retention bonuses with a total potential, deferred value of $45,751.

Related Party Transactions

During the years ended September 30, 2011 and 2010, building lease payments of $114,000 and $114,000 were paid to Optometrics Holdings, LLC in which Laura Lunardo, Optometrics’ COO has a 50% interest.

During the years ended September 30, 2011 and 2010, building lease payments of $829,557 and $780,433 were paid to Charles River Realty, dba Bachrach, Inc., which is owned by Gerald Entine and family, a director of the Company, and the former President of RMD Research.  In addition, real estate taxes, building maintenance and repair costs totaling $651,437 and $414,850 for the years ended September 30, 2011 and 2010 were paid to Bachrach, Inc.

On September 30, 2008, a loan for $2,000,000 was completed with a company in which a director of the Company and the former President of RMD Research, Dr. Gerald Entine, and Vice-President of RMD Instruments Corp., Mr. Jacob Pastor, had greater than a 90% interest.  The loan had an interest rate of 9% and a balloon payment of all principal was due on October 1, 2010.  Interest expense for the year ended September 30, 2010 was $138,575.  The loan was repaid in full on July 9, 2010.

On November 22, 2011 the Company and Dr. Entine entered into a separation agreement pursuant to which Dr. Entine's employment with the Company terminated effective November 30, 2011.  In exchange for severance pay equal to Dr. Entine's current annual base salary of $325,000 and the continuation of health and dental benefits for one year, Dr. Entine agreed to certain non-compete and non-solicitation covenants expiring on December 31, 2012 and a standstill agreement expiring on September 30, 2012.  In addition, Dr. Entine agreed to cause his real estate company, which serves as the Company's landlord with respect to its offices in Watertown, Massachusetts, to contribute $52,000 in cash and $75,000 in rental credits to the Company for certain lease improvements. Dr. Entine will remain a director of the Company until the completion of his current term at the Annual Meeting of Stockholders in February of 2012, at which time Dr. Entine will retire from the Board of Directors.

PROPOSAL 2
PROPOSAL TO APPROVE AN AMENDMENT OF THE COMPANY’S AMENDED AND RESTATED EMPLOYEE
STOCK PURCHASE PLAN

General

In September 2010, the Board of Directors adopted the Amended and Restated Employee Stock Purchase Plan (the “Purchase Plan”) to replace the Company’s 2000 Employee Stock Purchase Plan (“2000 ESPP”), which expired in 2010.  Under the Purchase Plan, eligible employees of the Company and designated subsidiaries may purchase shares of common stock at a discount from fair market value. The purpose of the Purchase Plan is to provide employees of the Company and designated subsidiaries who wish to become stockholders of the Company an opportunity to purchase common stock of the Company. Although approval of the Purchase Plan is not required by applicable law or resolutions, it is required in order for the Purchase Plan to qualify under Section 423 (“Section 423”) of the Internal Revenue Code of 1986, as amended (the “Code”). Qualification under Section 423 of the Code will permit the Company’s employees to benefit from the favorable tax treatment described below.  The Board of Directors believes this provides a potentially significant benefit to employees and is in the interests of the Company and its stockholders generally.

In December of 2011, the Board approved an amendment to change the maximum amount of stock able to be purchased through the Plan by any employee per calendar year from $5,000 to $20,000 per calendar year.

The following is a summary of the Purchase Plan’s principal features. The full text of the Purchase Plan is set forth in Appendix A.

Administration and Eligibility

450,000 shares of common stock (subject to adjustments for stock-splits and similar capital changes) are reserved for issuance under the Purchase Plan, of which 208,796 have been issued as of September 30, 2011. As of September 30, 2011, approximately 212 employees are eligible to participate under the Purchase Plan. Subject to stockholder approval, the Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423. Rights to purchase common stock under the Purchase Plan may be suspended at the discretion of the Board of Directors.  Each offering period will last twelve months beginning on January 1 and ending on December 31 of each year. Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment, except termination because of disability or death.

The purchase price per share of common stock in an offering is 85% of the fair market value at the applicable purchase date which price may be adjusted by the Board including with respect to any current offering in the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences.  The stock may be purchased by payment of the purchase price through payroll deductions resulting in stock purchased four times a year at the end of each quarter or by lump sum payments.  The Purchase Plan terminates on September 28, 2020.

In accordance with Section 423 of the Code, no employee may participate in an offering under the Purchase Plan if, immediately after the right to acquire shares of common stock in the offering is granted, the employee would own 5% or more of the voting stock of the Company (including stock that may be purchased through subscriptions under the Purchase Plan or any other options), nor may an employee buy more than $20,000 worth of stock (determined by the fair market value of the common stock at the time the right to purchase the common stock is granted) through the Purchase Plan in any calendar year.

Federal Income Tax Consequences

If the stockholders approve the Purchase Plan, participants will not realize taxable income at the commencement of an offering or at the time shares are purchased under the Purchase Plan. If the participant sells the shares two years or more after the purchase under the plan, then the sale will result in the 15% discount on the original stock purchase being treated as taxable income, unless the participant sells the stock at an amount less than the original market price.  If that occurs, the taxable income will be the difference between the sale price and the purchase price.  No deduction will be allowed to the Company for Federal income tax purposes upon the purchase of shares or, if the participant waits the prescribed period to sell, upon sale. However, if the participant does not wait the prescribed period to sell, he or she will be treated as having received taxable compensation income upon sale equal to the excess of the fair market value of the stock on the date of purchase over the actual purchase price, and the Company will be allowed to deduct that amount. In either case, any difference over or under the participant’s tax cost (the purchase price plus the amount of taxable compensation income that the participant recognizes upon sale of the shares) will be treated as capital gain or loss.

Assuming stockholder approval, if a participant dies during the two-year holding period while owning shares purchased under the Purchase Plan, 15% of the fair market value of the stock at the purchase date (or, if less, the fair market value of such shares on the date of death in excess of the purchase price) is taxed to the participant as ordinary income in the year of death, and the Company would not be allowed a deduction for Federal income tax purposes.

If the stockholders do not approve the Purchase Plan, a participant will be treated as having received taxable compensation income at the time of purchase equal to the excess of the fair market value of the stock on the date of purchase over the actual purchase price, and the Company will be allowed to deduct that amount.  However, if the stockholders do not approve the Purchase Plan, no offerings will commence after the date of disapproval.

New Plan Benefits

If the Purchase Plan is approved, eligible employees may purchase shares of our common stock at their discretion, subject to the limitations under Section 423 of the Code described above. Consequently, it is not possible for us to determine the amounts or benefits that our employees will receive under the Purchase Plan at this time.

Purchase Plan Amendment

The Board may alter, amend, suspend or discontinue the Purchase Plan at any time.  However, the Board may not, without the approval of the Company's stockholders, (i) materially increase the number of shares of common stock issuable under the Purchase Plan or the maximum number of shares purchasable per participant during any offering period, except for permissible adjustments in the event of certain changes in the Company's capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of common stock purchasable under the Purchase Plan, or (iii) materially increase the benefits accruing to participants under the Purchase Plan or materially modify the requirements for eligibility to participate in the Purchase Plan.  Notwithstanding the above, in the event the Board determines that the ongoing operation of the Purchase Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Purchase Plan to reduce or eliminate such accounting consequence including, but not limited to (i) altering the purchase price for any offering period including an offering period underway at the time of the change in purchase price, (ii) shortening any offering period, including an offering period underway at the time of the Board action; and (iii) allocating shares. Such modifications or amendments shall not require stockholder approval or the consent of any Purchase Plan participants.

Equity Compensation Plan Information

The Company adopted Stock Incentive Plans in 1996 and 1999 that permit, among other incentives, grants and options to officers, directors, employees and consultants to purchase up to 3,750,000 shares of the Company’s common stock.  At the February 3, 2010 Annual Meeting, a new Stock Incentive Plan was adopted by the shareholders which permits up to 6,000,000 shares of the Company’s common stock to be purchased through this plan.  At September 30, 2011, 5,459,371 shares of common stock are available for issuance under the plan in addition to the number of stock options outstanding. Options are generally exercisable at or above the common stock’s fair market value on the date of grant over a three to five-year period.  For the 2010 plan to date, options have been granted at exercise prices ranging from $3.58 to $7.32 per share.  On September 30, 2011, there were 1,283,997 options outstanding.

Additional information regarding the securities authorized for issuance under equity compensation plans are set forth in Note 9 to the Consolidated Financial Statements of this Form 10-K document and is hereby incorporated by reference.

On September 28, 2010, the Company adopted an Amended and Restated Employee Stock Purchase Plan.  The existing plan was amended to extend the termination date to September 28, 2020.  The Amended and Restated Employee Stock Purchase Plan permits substantially all employees to purchase common stock at a purchase price of 85% of the fair market value of the shares.  Currently under the plan, a total of 450,000 shares have been reserved for issuance.  Of these, 208,796 shares have been purchased by employees at purchase prices ranging from $.06 to $4.445 per share.  During any twelve-month calendar period, employees are limited to a total of $5,000 of stock purchases.  At the February 16, 2012 Annual Meeting of Stockholders, we will propose an amendment to the Amended and Restated Employee Stock Purchase Plan to increase the annual limit for stock purchases from the currently approved $5,000 to $20,000.

Equity Compensation Plan Information

The Company adopted Stock Incentive Plans in 1996 and 1999 that permit, among other incentives, grants and options to officers, directors, employees and consultants to purchase up to 3,750,000 shares of the Company’s common stock.  At the February 3, 2010 Annual Meeting, a new Stock Incentive Plan was adopted by the shareholders which permits up to 6,000,000 shares of the Company’s common stock to be purchased through this plan.  At September 30, 2011, 3,898,719 shares of common stock are available for issuance under the plan in addition to the number of stock options outstanding. Options are generally exercisable at or above the common stock’s fair market value on the date of grant over a three to five-year period.  For the 2010 plan to date, options have been granted at exercise prices ranging from $3.58 to $7.32 per share.  On September 30, 2011, 1,283,997 options were outstanding.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (1)
Equity compensation plans approved by security holders	1,283,997	$3.10	4,139,923
Equity compensation plans not approved by security holders	None	None	None

(1) Includes 3,898,719 shares of common stock available for issuance in the 2010 Stock Incentive Plan and 241,204 shares of common stock available for issuance under the Amended and Restated Employee Stock Purchase Plan.

Additional information regarding the securities authorized for issuance under equity compensation plans are set forth in Note 9 to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K and is hereby incorporated by reference.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE AMENDMENT OF THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

INDEPENDENT PUBLIC ACCOUNTANTS

Due to the recent relocation of the Company’s headquarters to the Watertown, Massachusetts area, at the direction of the Company’s Board of Directors, management is evaluating the selection of independent registered public accountants for fiscal year 2012.

Haefele, Flanagan & Co., p.c., has been the independent registered public accountants of the Company for the fiscal year ended September 30, 2011.

A representative of Haefele, Flanagan & Co., p.c. will be available by telephone at the Annual Meeting of Stockholders and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

Accountants Fees

(a)	Audit Fees
The aggregate fees billed or to be billed for professional services rendered by the Company’s principal accountant for the audit of the Company’s annual financial statements for the fiscal years ended September 30, 2011 and 2010 and the reviews of the financial statements included in the Company’s Forms 10-Q during those fiscal years are $157,000 and $119,050, respectively.

(b)	Audit Related Fees
The aggregate fees billed or to be billed for professional services rendered by the Company’s principal accountant for “audit related” fees for the fiscal years ended September 30, 2011 and 2010 were $31,875 and $0, respectively.

(c)	Tax Fees
The Company incurred fees of $59,670 and $22,550 during the last two fiscal years for professional services rendered by the Company’s principal accountant for tax compliance, tax advice and tax planning.

(d)	All Other Fees
The Company incurred fees of $0 and $0 for non audit services by the Company’s principal accountant during fiscal year 2011 and 2010.

(e)	Pre-approval Policies and Procedures
The Board of Directors has adopted a pre-approval policy requiring that the Audit Committee pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services do not impair the auditor’s independence.  All auditor fees were pre-approved during fiscal years 2011 and 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons owning more than 10% of the Company’s registered equity securities to file with the Securities and Exchange Commission reports of their initial ownership and of changes in their ownership of the Company’s equity securities and to provide the Company with copies of all Section 16(a) reports they file.

Based on a review of the reports filed by such persons with respect to the Company’s last fiscal year, the Company believes that all its executive officers and directors have complied with the Section 16(a) filing requirements, except for one Form 4 filing in connection with one transaction each for Mr. Peter Sulick and Mr. James Saltzman in January of 2011, which were late due to an administrative oversight and included a total of 3,116 shares issued as preferred stock dividends.

OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting of Stockholders other than the items referred to above.  In the event that any other matter is properly brought before the meeting for action by the stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for the Annual Meeting. Stockholders interested in submitting a proposal for consideration at the Company's annual meeting of stockholders in 2013 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's by-laws. To be eligible for inclusion in the Company’s proxy materials for the annual meeting in 2013, stockholder proposals must be received by the Company's Corporate Secretary no later than September 13, 2012.  A stockholder who wishes to make a proposal at the 2013 annual meeting, but does not wish to have the proposal included in the proxy statement for that meeting, must give notice of the proposal to us no later than November 27, 2012, in order for the notice to be considered timely under Rule 14a-4(c) of the SEC.

Stockholder Communications to the Board. Stockholders interested in communicating to the Dynasil Board of Directors may do so through the Dynasil website, www.Dynasilcorp.com, by clicking on “Contact” and then “Request Information”.  All communications from stockholders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communications are addressed.

Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company.  Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By order of the Board of Directors:

Patricia M. Kehe, Corporate Secretary

January 11, 2012
Watertown, Massachusetts

Appendix A

DYNASIL CORPORATION OF AMERICA

EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED AND RESTATED DECEMBER 16, 2011

I.	PURPOSE OF THE PLAN

This Amended and Restated Employee Stock Purchase Plan is intended to promote the interests of Dynasil Corporation of America by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in an employee stock purchase plan designed to qualify under Section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix as set forth in the text.

II.	ADMINISTRATION OF THE PLAN

The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423.  Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.	STOCK SUBJECT TO PLAN

A.   The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market.  The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed Four Hundred Fifty Thousand (450,000) shares (as adjusted for splits and dividends).

B.   Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV.	OFFERING PERIODS

A.   Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B.   Each offering period shall be twelve (12) months.   All offering periods shall commence on January 1 and end on December 31 of each year.

V.	ELIGIBILITY

A.   Each individual who is an Eligible Employee during any offering period may purchase shares during that offering period, provided he or she remains an Eligible Employee.

B.   To participate in the Plan for a particular offering period, the Eligible Employee must complete forms prescribed by the Plan Administrator.

i

VI.	PURCHASE RIGHTS

A.   Grant of Purchase Right.  A Participant shall be granted a separate purchase right for each offering period.  The purchase right shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of such offering period, upon the terms set forth below.  The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

B.   Exercise of the Purchase Right.   The purchase right shall be exercised within the offering period by a Participant exercising the appropriate purchase request and paying the purchase price.  Shares of Common Stock shall accordingly be purchased on behalf of each Participant.  Upon the expiration of the offering period, any unexercised rights shall terminate as to that offering period.

C.   Purchase Price. The purchase price per share at which Common Stock will be purchased on the Participant's behalf shall be equal to eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the date that the Purchase Price is paid; provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section IX.

D.   Number of Purchasable Shares.  During any twelve (12) month period, an Employee shall be prohibited from purchasing pursuant to the Amended and Restated Employee Stock Purchase Plan, more than that number of shares for which the total purchase price is $20,000.  This means, for example, if the purchase price is $5.00 per share, then an employee may purchase no more than 4,000 shares during any twelve (12) month offering period.

Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status), then his or her purchase right shall immediately terminate.

E.   Proration of Purchase Rights.  Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis.

F.   Assignability.  The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

G.   Stockholder Rights.  A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased by the Participant in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VII.	ACCRUAL LIMITATIONS

A.   No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.   For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

i.   The right to acquire Common Stock under each outstanding purchase right shall accrue on the first day of the offering period.

ii.  No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C.   In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

VIII.	EFFECTIVE DATE AND TERM OF THE PLAN

A.   The Plan was adopted by the Board and the shareholders on January 26, 1999, and became effective on that date.

B.   Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) September 28, 2020, or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.  No further purchase rights shall be granted or exercised under the Plan following its termination.

IX.	AMENDMENT OF THE PLAN

The Board may alter, amend, suspend or discontinue the Plan at any time.  However, the Board may not, without the approval of the Corporation's stockholders, (i) materially increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant during any offering period, except for permissible adjustments in the event of certain changes in the Corporation's capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.  Notwithstanding the above, in the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to (i) altering the purchase price for any offering period including an offering period underway at the time of the change in purchase price, (ii) shortening any offering period, including an offering period underway at the time of the Board action; and (iii) allocating shares. Such modifications or amendments shall not require stockholder approval or the consent of any Plan Participants.

X.	GENERAL PROVISIONS

A.   Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

B.   All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

C.   The provisions of the Plan shall be governed by the laws of the State of Delaware without resort to that State's conflict-of-laws rules.

D.   As a condition to any purchase of shares under the Plan, each Participant shall be required to notify the Company of any sale of shares acquired under the Plan.

APPENDIX

The following definitions shall be in effect under the Plan:

A.              Board shall mean the Corporation's Board of Directors.

B.              Code shall mean the Internal Revenue Code of 1986, as amended.

C.              Common Stock shall mean the Corporation's common stock.

D.              Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

E.              Corporation shall mean Dynasil Corporation of America, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Dynasil Corporation of America which shall by appropriate action adopt the Plan.

F.              Eligible Employee shall mean any person who is employed by the Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week, and has been employed for more than three (3) months for earnings considered wages under Code Section 3401(a).

G.              Entry Date shall mean the date an Eligible Employee first commences participation in the offering period in effect under the Plan.

H.   Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

i.   If the Common Stock is at the time quoted on the OTC Bulletin Board, then the Fair Market Value shall be the average bid price per share on the date in question, as such price is quoted on the OTC Bulletin Board.  If there is no average bid price for the Common Stock on the date in question, then the Fair Market Value shall be the closing bid price on the last preceding date for which such quotation exists.

ii.  If the Common Stock is at the time traded on the Nasdaq SmallCap Market or Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on such Nasdaq Market or any successor system.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

iii. If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

I.              1933 Act shall mean the Securities Act of 1933, as amended.

J.              Participant shall mean any Eligible Employee of the Corporation.

K.             Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees.

L.             Plan shall mean the Corporation's Amended and Restated Employee Stock Purchase Plan, as set forth in this document.

M.           Plan Administrator shall mean a committee appointed by the Board to administer the Plan.

N.            Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.